Filed Pursuant to Rule 433

Registration Statement No. 333-216789

March 29, 2017

AMPHENOL CORPORATION

Final Term Sheet

March 29, 2017

Issuer:	Amphenol Corporation

Ratings (Moody’s / S&P)*:	Baa1 (stable outlook) / BBB+ (stable outlook)

Trade Date:	March 29, 2017

Settlement Date**:	April 5, 2017 (T+5)**

2020 Notes

Principal Amount:	$400,000,000

Maturity:	April 1, 2020

Coupon (Interest Rate):	2.200%

Price to Public:	99.922%

Yield to Maturity:	2.227%

Benchmark Treasury:	1.625% due March 15, 2020

Spread to Benchmark Treasury:	+70 bps

Benchmark Treasury Price and Yield:	100—09 and 1.527%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2017

Redemption Provision:	Make-whole call at any time at a discount rate of U.S. Treasury Rate plus 15 basis points

CUSIP/ISIN:	032095 AF8 / US032095AF85

2024 Notes

Principal Amount:	$350,000,000

Maturity:	April 1, 2024

Coupon (Interest Rate):	3.200%

Price to Public:	99.888%

Yield to Maturity:	3.218%

Benchmark Treasury:	2.125% due February 29, 2024

Spread to Benchmark Treasury:	+100 bps

Benchmark Treasury Price and Yield:	99—13 and 2.218%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2017

Redemption Provision:

Prior to February 1, 2024 (two months prior to the maturity date of the notes) (the “Par Call Date”), make-whole call at any time at a discount rate of U.S. Treasury Rate plus 15 basis points On or after the Par Call Date, at any time at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of redemption

CUSIP/ISIN:	032095 AG6 / US032095AG68

Other Information

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Wells Fargo Securities, LLC HSBC Securities (USA) Inc. Mizuho Securities USA Inc.

Co-Managers:	Citizens Capital Markets, Inc. J.P. Morgan Securities LLC MUFG Securities Americas Inc. TD Securities (USA) LLC

*Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**T+5 Settlement. We expect that delivery of the 2020 Notes and the 2024 Notes (collectively, the “Notes”) will be made against payment therefore on or about the settlement date specified above, which will be the fifth business day following the date of this term sheet. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days (such settlement being referred to as “T+3”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date hereof or the next succeeding business day should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.